Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP CHIEF FINANCIAL OFFICER
PAUL F. CLEMENS TO RETIRE IN 2017

ITASCA, IL, April 28, 2016 - First Midwest Bancorp, Inc. (the “Company”) (NASDAQ NGS: FMBI), announced today that Paul F. Clemens, Chief Financial Officer of the Company and its subsidiary, First Midwest Bank (the “Bank”), has advised the Company that he will be retiring in 2017. Clemens, who will turn 65 in mid-2017, has shared his plans so as to facilitate a measured process for the selection of his successor and provide for a seamless transition.

“We certainly respect Paul’s decision to retire and accept it with enormous gratitude,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Over these past 10 years, Paul has helped forge First Midwest into one of the nation’s strongest and most trusted financial institutions. If anyone has earned both our thanks and the right to commit more time and energy to his family and enjoy the benefits of retirement, it is Paul.”

Scudder went on to say, “Paul’s early communication as to his plans and his flexibility as to timing affords us the opportunity to move forward at a deliberate pace while facilitating the ongoing execution of our strategic priorities.”

About First Midwest
First Midwest is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies in the Midwest. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, retail, wealth management, trust and private banking products and services through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest’s website is www.firstmidwest.com.

Contact Information

James M. Roolf
SVP and Corporate Relations Officer
(630) 875-7533
jim.roolf@firstmidwest.com

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | IL | 60143